EXHBIT 99.5

Liquor Group Wholesale Purchases Full Service Alcohol Brokerage in Iowa

Nov. 4, 2009 (Business Wire) -- Pursuant to plans outlined at the annual shareholder meeting, Liquor Group Wholesale (OTCBB:LIQR) has made two acquisitions since their expansion plan ratified August 31, 2009. Iowa Alcohol Beverage Division creates 2% of the State's budget ($104M+ 2009FY), and Liquor Group is now poised for this opportunity. Liquor Group Iowa is by industry estimates the third largest brokerage by number of brands in Iowa, representing of major brand portfolios including: Pravda Vodka, Bartender Brands, Domaine De Canton and Happy products.

This acquisition is the first to become a "division" of Liquor Group Wholesale from day one, adding asset value and income to the operation immediately. A 5-year share vesting program underwritten by VIGOR Holding Company, a major shareholder in LIQR secured the deal. "We made good on our commitment to shareholders..." says Steven Dodge, VP of Control State Operations, "...one down...seventeen more to go!" referring to privately-owned brokerage operations related to Liquor Group slated to be purchased by the company.

About Liquor Group Wholesale

Liquor Group Wholesale is an emerging liquor and wine distribution company representing more than 1800 spirits and wine products with operations in 32 US States, focused on providing a distribution channel for Mid-Market, Nationally and Internationally recognized alcohol beverage products. Operations consist of the conveyance of goods from manufacturer to state level distributor, with focus on consolidation of distribution operations from concept to purveyor.

Safe Harbor

Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its product offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.


Source: Business Wire (November 4, 2009 - 9:00 AM EST)

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